UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 31, 2008

(Date of Earliest Event Reported)

Clarient, Inc.

 (ExactName of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, California		92656
(Address of Principal Executive Offices)		(Zip Code)

(949) 425-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 31, 2008, Clarient, Inc. (“Clarient”) entered into a Credit Agreement (the “Gemino Facility”), among Clarient, Clarient Diagnostic Services, Inc., and ChromaVision International, Inc., as borrowers (the “Borrowers”), and Gemino Healthcare Finance, LLC, as lender (“Gemino”).

The Gemino Facility is a revolving facility under which Clarient may borrow up to $8 million.  The amount which Clarient is entitled to borrow under the Gemino Facility at a particular time (approximately $5.0 million as of July 31, 2008) is based on the amount of Clarient’s qualified accounts receivable and certain liquidity factors.  Borrowings under the Gemino Facility, which may be repaid and re-borrowed, will bear interest at a rate per annum equal to 30-day LIBOR (subject to a minimum annual rate of 2.50% at all times) plus an applicable margin of 5.25%.  Depending on Borrowers’ meeting certain financial benchmarks for the fiscal year ending December 31, 2008, the applicable margin may be reduced to as low as 4.75%.  The Borrowers will also pay an unused commitment fee of 0.75%, and the facility is subject to a prepayment fee of 2.0% of the aggregate commitment if terminated on or prior to July 31, 2009, and 1.0% of the aggregate commitment if terminated thereafter but on or prior to July 31, 2010.

The Gemino Facility’s current maturity date is January 31, 2009, but such date may be extended on an annual basis for two additional twelve month periods upon the satisfaction of certain conditions, including (i) absence of any continuing event of default, (ii) extension or refinancing of Clarient’s facilities with Comerica Bank and Safeguard Delaware, Inc., and (iii) amendment of financial covenants for the extension period.

The Gemino Facility contains customary representations and warranties, affirmative covenants and negative covenants and events of default customary for credit facilities of this nature.  Such covenants include a financial covenant which requires Clarient to maintain minimum EBITDA (defined as (i) net income plus (ii) amounts deducted in the calculation of net income for (A) interest expense, (B) charges against income for foreign, federal, state and local taxes, (C) depreciation and amortization, and (D) stock based compensation) of $2,000,000 for the nine month period ended September 30, 2008 and of $2,900,000 for the 12 month period ended December 31, 2008, as well as financial covenants requiring Clarient not to exceed a maximum ratio of average borrowings under the Gemino Facility over average monthly cash collections and to maintain a minimum level of liquidity.  Each Borrower has granted Gemino a security interest in all of such Borrower’s accounts receivable and related assets, which interest secures such Borrower’s obligations to Gemino under the Gemino Facility.  Clarient’s existing credit facilities with Comerica Bank and Safeguard Delaware, Inc., are subordinated to the Gemino Facility.

In connection with the execution of the Gemino Facility, Clarient entered into an amendment to Clarient’s Amended and Restated Loan Agreement with Comerica Bank (the “Comerica Facility”), in which, among other things, Comerica gave its consent to the Gemino Facility and to Clarient’s incurrence of additional debt.  The amendment to the Comerica Facility also eliminated the requirement that Clarient maintain a minimum level of tangible net worth and replaced it with a requirement that Clarient maintain the minimum EBITDA thresholds described above that are applicable to the Gemino Facility.  Clarient also entered into an amendment to Clarient’s Amended and Restated Senior Subordinated Revolving Credit Agreement with Safeguard Delaware, Inc. (the “Safeguard Facility”), which amendment, among other things, required Clarient to repay $4.6 million of indebtedness under the Safeguard Facility with proceeds borrowed under the Gemino Facility and, subject to Safeguard’s Subordination Agreement with Gemino, requires certain other prepayments of indebtedness under the Safeguard Facility of up to approximately $2.9 million in the aggregate to be made from time to time to the extent Clarient is able to borrow funds in excess of $4.6 million under the Gemino Facility (or any refinancing thereof).

The information set forth above is qualified in its entirety by reference to the Gemino Facility and the amendments to the Comerica Facility and Safeguard Facility, each filed as exhibits hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Gemino Facility contained in Item 1.01 is incorporated into this Item 2.03 by reference.

On July 31, 2008, Clarient borrowed an aggregate of $5.0 million under the Gemino Facility.  $4.9 million of such proceeds were used to repay $4.9 million of indebtedness to Safeguard Delaware, Inc. incurred under the Safeguard Facility and the remaining proceeds were used to cover a portion of the transaction expenses.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Credit Agreement, dated as of July 31, 2008, by and among Clarient, Inc., Clarient Diagnostic Services, Inc., ChromaVision International, Inc. and Gemino Healthcare Finance, LLC.

Exhibit 10.2	Third Amendment and Waiver to Amended and Restated Loan Agreement, dated as of July 31, 2008, by and between Comerica Bank and Clarient, Inc.

Exhibit 10.3	First Amendment and Waiver of Amended and Restated Senior Subordinated Revolving Credit Agreement, dated July 31, 2008, by and between Clarient, Inc. and Safeguard Delaware, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: August 5, 2008	By:	/s/ Raymond J. Land
	Name:	Raymond J. Land
	Title:	Senior Vice President and Chief Financial Officer